Exhibit 99.1
INTERNATIONAL GAME TECHNOLOGY ANNOUNCES
CHIEF FINANCIAL OFFICER’S PLANS TO RETIRE
     RENO, Nev., — February 21, 2007/PRNewswire-FirstCall/ — IGT today announced that Maureen T. Mullarkey, the company’s Executive Vice President and Chief Financial Officer, informed the Company that she plans to retire following the expiration of the term of her employment contract in January 2008. Ms. Mullarkey began her career at IGT in 1989, holding various positions within the Finance organization. In 1998, she was promoted to Chief Financial Officer.
     Ms. Mullarkey plans to remain in her current role as Executive Vice President and Chief Financial Officer until her successor has been selected and retained, and after that to assist with a smooth transition. The Company plans to undertake a search for Ms. Mullarkey’s successor.
     “Maureen has provided us with excellent financial leadership and guidance during critical periods of our growth and development as a company,” said Chairman and CEO TJ Matthews. “We extend our thanks to her for her contributions to IGT’s success during her service with the Company and wish her well in her retirement.”
     “During my 18 years at IGT it has been a privilege to work with such a talented team of people. I will miss IGT a great deal, but I am also looking forward to pursuing personal interests following my retirement,” said Ms. Mullarkey.
     International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.

CONTACT:	Patrick Cavanaugh, Executive Director of Investor Relations +1-866-296-4232
###